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EXHIBIT 11 - COMPUTATION OF PER SHARE INCOME

                                                    1995            1994             1993
                                                    ----            ----             ----
Income from continuing operations
   for the year used in determining income
   per share                                     $10,029,387      $3,515,283      $3,657,066

Net income for the year used in
   determining income per share                  $10,029,387      $3,515,283      $3,668,114

Common and common equivalent shares
   used in determining income per share
        Primary                                    7,160,753       6,779,394       6,682,887
        Assuming full dilution                     7,227,684       6,779,394       6,682,887

Income per share from continuing operations
        Primary                                        $1.40           $0.52           $0.55
        Fully diluted                                  $1.39           $0.52           $0.55

Net income per share
        Primary                                        $1.40           $0.52           $0.55
        Fully diluted                                  $1.39           $0.52           $0.55

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